December 8, 1997



Citizens Investment Trust
One Harbor Place
Suite 525
Portsmouth, NH  03801

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the consummation of the transactions contemplated by the Plan of Reorganization of Citizens Investment Trust (the "Trust") dated September 17, 1997 (the "Plan"), relating to the transfer of the assets of the EoFund, a series of the Trust (the "Target"), to Working Assets Money Market Portfolio, a series of the Trust (the "Acquiror"). The Plan provides for the acquisition of all of the assets of the Target by the Acquiror in exchange for (a) the assumption of all of the liabilities of the Target by the Acquiror and (b) the issuance and delivery by the Acquiror to the Target, for distribution (in accordance with ss. 2 of the Plan) pro rata to the Target's shareholders in exchange for their beneficial interests in the Target and in complete liquidation of the Target, of a number of Retail Class shares of the Acquiror having an aggregate net asset value equal to the value of the assets, less the amount of the liabilities, of the Target so transferred to the Acquiror (the "Reorganization").

     In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Plan, the Proxy Statement/Prospectus dated October 17, 1997, regarding a special meeting of shareholders held in connection with the Reorganization, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

     As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents, and in certificates of the Trust dated on or about the date hereof and attached hereto as Exhibits A and B (the "Certificates"). Our opinion assumes that (i) all representations set forth in the Documents and in the Certificates are true and correct in all material aspects as of the date of the Reorganization and (ii) the Plan is implemented in accordance with its terms and consistent with the representations set out in the Documents and Certificates. Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

     On the basis of and subject to the foregoing, we are of the opinion that:

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     1. For federal income tax purposes, the Reorganization will constitute a reorganization under Section 368(a) of the Code, and the Acquiror and the Target will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Target (a) upon the transfer of all of its assets to the Acquiror solely in exchange for the shares of the Acquiror and the assumption of the liabilities of the Target by the Acquiror or
(b) upon the distribution of the Acquiror shares to the shareholders of the Target pursuant to the Plan.

     3. No gain or loss will be recognized by the Acquiror upon the receipt of the assets of the Target solely in exchange for shares of the Acquiror and the assumption of the liabilities of the Target by the Acquiror.

     4. The basis of the assets of the Target acquired by the Acquiror will be, in each instance, the same as the basis of those assets in the hands of the Target immediately prior to the transfer.

     5. The holding period of the assets of the Target in the hands of the Acquiror will include, in each instance, the holding period of such assets in the hands of the Target.

     6. The shareholders of the Target will not recognize gain or loss upon the exchange of all of their Target shares solely for shares of the Acquiror as part of the Reorganization.

     7. The basis of the Acquiror shares to be received by a Target shareholder will be, in each instance, the same as the basis of the Target shares surrendered in exchange therefor.

     8. The holding period of the Acquiror shares to be received by a Target shareholder will include, in each instance, the holding period of the Target shares surrendered in exchange therefor, provided such Target shares were held as capital assets on the date of the exchange.

     This opinion is being delivered solely to you for your use in connection with the Reorganization, and may not be relied upon by any other person or used for any other purpose.


                                                     Very truly yours,



                                                     BINGHAM DANA LLP